Exhibit 4.1

AMENDMENT FIVE

TO

RIGHTS AGREEMENT

THIS AMENDMENT FIVE TO RIGHTS AGREEMENT (this “Amendment”), dated as of June 9, 2014, is entered into by and between Astrotech Corporation, a Washington corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”), pursuant to Section 27 of the Rights Agreement, dated as of July 29, 2009, as amended July 29, 2010, August 10, 2011, August 10, 2012 and August 6, 2013 (the “Rights Agreement”), between the Company and the Rights Agent.

WHEREAS, Section 27 of the Rights Agreement provides that prior to the time any person becomes an Acquiring Person (as defined in the Rights Agreement) the Company may from time to time supplement and amend any provision of the Rights Agreement in any respect without the approval of the holders of the Rights (as defined in the Rights Agreement); and

WHEREAS, the Rights under the Rights Agreement are scheduled to expire at the Close of Business on August 10, 2014 (the “Expiration Date”); and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Rights Agreement to extend the Expiration Date, to amend and restate the definition of “Acquiring Person” to cure an ambiguity and to amend and restate Section 27 to provide that, until the Distribution Date, the Board of Directors may supplement or amend the Rights Agreement without the approval of any holders of Rights Certificates and to take such further actions as may be necessary or appropriate to effectuate such amendments.

NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

Section 1. Definitions. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Rights Agreement.

Section 2. Amendments to Rights Agreement.

(a) Amendment of Section 1(a) of the Rights Agreement.  Section 1(a) is hereby amended to read in its entirety as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, has become the Beneficial Owner of 15% or more of the Common

Exhibit 4.1

Shares then outstanding, but shall not include (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity or trustee holding Common Shares for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company, (ii) any Grandfathered Person, unless such Grandfathered Person becomes the Beneficial Owner of a percentage of the Common Shares then outstanding equal to or exceeding such Grandfathered Person’s Grandfathered Percentage, (iii) any Person who or which becomes the Beneficial Owner of 15% (or in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the Common Shares then outstanding as the result of a reduction in the outstanding Common Shares resulting from acquisition of Common Shares by the Company approved by the Board of Directors, unless and until such Person becomes the Beneficial Owner of any additional Common Shares (other than pursuant to a stock split, stock dividend or similar transaction) and immediately thereafter becomes the Beneficial Owner of 15% (or in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the Common Shares, (iv) any Person who or which the Board of Directors of the Company determines, in good faith, acquired Beneficial Ownership of 15% or more of the Common Shares then outstanding inadvertently or without knowledge of the terms of the Rights, if such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, or (v) any Person who or which the Board of Directors of the Company determines, prior to the time such Person would otherwise be an Acquiring Person, should be exempted from the definition of Acquiring Person, provided that the Board of Directors may make such exemption subject to such conditions, if any, which the Board may determine.

(b) Amendment of Section 1(m) of the Rights Agreement. Section 1(m) is hereby amended to read in its entirety as follows:

“Expiration Date” shall mean the Close of Business on August 10, 2015.

(c) Amendment of Section 27 of the Rights Agreement.  Section 27 is hereby amended to read in its entirety as follows:

Supplements and Amendments. The Board of Directors of the Company may from time to time supplement or amend this Rights Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with respect to the Rights which the Board of Directors of the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent, provided, however, after the Distribution Date, this Rights Agreement shall not be amended in any manner which would adversely affect the

Exhibit 4.1

interests of the holders of Rights (other than an Acquiring Person).

(d) Amendment of Exhibit B to the Rights Agreement. Exhibit B to the Rights Agreement is hereby amended by replacing references to “2014” with “2015”.

(e) Amendment of Exhibit C to the Rights Agreement. Exhibit C to the Rights Agreement is hereby amended:

(i) by replacing references to “2014” with “2015”;

(ii) by amending and restating the second paragraph in its entirety as follows:

“Initially, the Rights will be attached to all Common Share certificates and no separate Rights certificates will be issued. Separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares as of the close of business on the earlier to occur of (i) the tenth day after (a) a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the outstanding Common Shares or (b) such earlier date as a majority of the Board shall become aware of the existence of an Acquiring Person or (ii) such date as may be determined by action of the Board of Directors of the Company following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares (the earlier of such dates being the “Distribution Date”).”; and

(iii) by amending and restating the tenth paragraph in its entirety as follows:

“The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after the Distribution Date no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person).”

Section 3. Miscellaneous.

(a) The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

(b) This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

(c) This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Exhibit 4.1

(d) This Amendment shall be deemed to be a contract made under the laws of the State of Washington and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

(e) The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

(f) Except to the extent specifically amended hereby, the provisions of the Rights Agreement shall remain unmodified, and the Rights Agreement as amended hereby is confirmed as being in full force and effect.

[Signature page follows]

Exhibit 4.1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

ASTROTECH CORPORATION

By:	/s/ Thomas B. Pickens III
Name: Thomas B. Pickens III
Title: Chairman of the Board and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Michael A. Nespoli
Name: Michael A. Nespoli
Title: Executive Director